Exhibit 99.1

     News Release
FOR IMMEDIATE RELEASE

Contact:	At Dresner Corporate Services
Robert L. Johnson, Chairman & CEO Curt Kollar, CFO	Steve Carr 312-780-7211
706-645-1391	scarr@dresnerco.com
bjohnson@charterbank.net or ckollar@charterbank.net

CHARTER FINANCIAL ANNOUNCES THIRD-QUARTER FISCAL 2012
EARNINGS OF $1.5 MILLION

•      Net Income of $1.5 million
•      Credit metrics improved quarter over quarter
•      Allowance for loan losses at 143% of nonperforming loans
•      Regulatory core capital increases to 12.33%

WEST POINT, Georgia, July 31, 2012—Charter Financial Corporation (NASDAQ: CHFN) today reported net income of $1.5 million, or $0.08 per basic and diluted share, for the quarter ended June 30, 2012, compared with net income of $1.5 million, or $0.09 per basic and diluted share, for the quarter ended June 30, 2011. Fiscal 2012 earnings to date total $3.2 million, or $0.18 per basic and diluted share, compared to $2.1 million, or $0.11 per basic and diluted share, for the prior-year period.

The Company’s total assets were $1.05 billion at June 30, 2012, down from $1.17 billion at September 30, 2011, but up from $955.8 million at June 30, 2011. Total loans outstanding were $616.8 million at June 30, 2012, of which $186.5 million, or 30.2%, were covered by FDIC loss sharing agreements. Total loans outstanding at September 30, 2011, and June 30, 2011, were $655.0 million and $554.4 million, respectively.  Loans not covered by loss sharing agreements were $430.3 million at June 30, 2012, which is up from the September 30, 2011 balance of $420.0 million.

Nonperforming assets not covered by loss sharing agreements declined to $9.4 million at June 30 2012, from $17.2 million at June 30, 2011, and from $15.8 million at September 30, 2011. The allowance for loan losses increased to 143.14% of non-covered nonperforming loans from 80.12% at September 30, 2011, and 75.78% at June 30, 2011. The Company had net charge-offs on loans not covered by loss sharing of $280,000 for the quarter ended June 30, 2012, compared to $634,000 for the same quarter of 2011.

Chairman and CEO Robert Johnson stated, “Our credit metrics continue to improve in both the legacy bank and in loans acquired from failed banks and covered by FDIC loss sharing agreements.  Organic loan growth has been slow to materialize due to ongoing consumer and business concerns with the economy. We believe in the near future that loan growth is more likely to come via acquisitions than organically.

Total deposits were $821.5 million at June 30, 2012, compared with $911.1 million at September 30, 2011.  During the three months ended June 30, 2012, time deposits decreased from $374.7 million to $353.7 million due to lower rates paid on certificates of deposit.  Non-time deposits at June 30, 2012, were 57.0% of total deposits.

Net interest income increased to $9.5 million for the quarter ended June 30, 2012, from $8.2 million for the quarter ended June 30, 2011.  Total interest income increased to $11.8 million for the quarter ended June 30, 2012, compared to $11.4 million for the same quarter last year. Interest expense decreased to $2.3 million for the quarter ended June 30, 2012, from $3.2 million for the same quarter of 2011.

Net interest margin increased to 4.33% for the quarter ended June 30, 2012, compared with 4.06% for the same quarter of 2011.

Noninterest expense increased to $11.5 million for the quarter ended June 30, 2012, compared to $8.0 million for the same quarter of 2011.  The majority of the increase relates to the Company’s FDIC-assisted acquisitions, including the costs associated with acquiring, integrating and operating the additional branches, as well as resolving the acquired problem assets.  The June 2012 quarter includes a $442,000 write-down of a recently closed branch facility. The Company will close another branch in September, which will lower overall costs and have minimal closing expense, as it is a leased facility.  The Company will then have 16 branches compared with 14 in the third quarter of 2011.  The June 2012 quarter also includes $431,000 in acquisition costs and $731,000 in Real Estate Owned (REO) expense, including a $200,000 write-down anticipating a liquidation auction.

Noninterest income increased to $2.9 million for the quarter ended June 30, 2012, compared to $2.5 million for the same quarter in 2011. Noninterest income for the current quarter was higher due to increased accretion on the Company’s FDIC indemnification assets, which totaled $251,000 and $181,000 for the three months ending June 30, 2012 and 2011, respectively.  Additionally, fees on deposits increased to $1.7 million for the quarter ended June 30, 2012, compared to $1.4 million for the quarter ended June 30, 2011.

The Company recorded a loan loss provision of $300,000 on non-covered loans and $75,000 on covered loans for the quarter ended June 30, 2012, compared to $300,000 on non-covered loans and no provision on covered loans for the same quarter in 2011.

For the quarter ended June 30, 2012, income taxes were a net benefit of $897,000 due to the resolution of previous tax uncertainties.

Mr. Johnson continued, “We are pleased with our earnings growth, the rising quality of our legacy loan portfolio, and the improvements in our core deposit base.  We have successfully completed our first OCC regulatory examination as we transition from the OTS to the OCC as required under the Dodd-Frank Act.  Our strong regulatory leverage capital of 12.33% allows us to continue to seek opportunities to expand our franchise."

“The integration and cost savings of the September 2011 FNB acquisition has gone well.  We kept a higher level of performing loans and attacked costs more aggressively than we had in previous FDIC assisted acquisitions.  Also, the Florida branches produced $123,000 of deposit fees for the 2012 third quarter which is indicative of the core deposit base quality.”

Mr. Johnson concluded, “Our branch network serves an attractive geographic region in West Central Georgia, East Central Alabama, and the North Florida Gulf Coast.  Our solid capital standing and our acquisition experience position CharterBank to be a successful consolidator among southeastern banks and to build an enviable community bank footprint with strong shareholder returns.”

About Charter Financial Corporation

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a growing full-service community bank. Charter Financial Corporation is in the mutual holding company structure. CharterBank is headquartered in West Point, Georgia, and operates branches in West Central Georgia, East Central Alabama, and the Florida Gulf Coast. CharterBank’s deposits are insured by the Federal Deposit Insurance Corporation.

Forward-Looking Statements

This release contains “forward-looking statements” that may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong.  They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties.  Consequently, no forward-looking statements can be guaranteed.  Except as required by law, the Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Charter Financial Corporation
Selected Financial Data (unaudited)
In thousands except share and per share data:

	June 30,	September 30,	June 30,
	2012	2011***	2011
Total Assets	$1,049,436	$1,171,710	$955,842
Cash and Cash Equivalents	76,488	148,850	65,318
Loans Receivable, Net	616,837	655,028	554,449
Non-covered Loans Receivable, Net	430,292	419,979	434,310
Covered Loans Receivable, Net	186,545	235,049	120,139
Real Estate Owned	24,365	28,765	24,322
Non-covered Real Estate Owned	3,437	4,093	4,838
Covered Real Estate Owned	20,928	24,672	19,484
Securities Available for Sale	199,140	158,737	135,292
Core Deposits*	467,868	447,176	319,360
Retail Deposits**	800,575	883,389	663,834
Total Deposits	821,532	911,094	695,818
Borrowings	80,000	110,000	110,000
Total Stockholders’ Equity	139,568	139,416	138,907

Book Value per Share	$7.82	$7.68	$7.65
Tangible Book Value per Share	7.50	7.34	7.37

Minority Shares Outstanding	6,397,851	6,706,423	6,694,232
Total Shares Outstanding – at Period End	17,855,775	18,164,347	18,152,156
Weighted Average Total Shares Outstanding – Basic	17,932,227	18,146,627	18,140,655
Weighted Average Total Shares Outstanding – Fully Diluted	17,966,416	18,183,938	18,187,929

*	Core deposits include transaction accounts, money market accounts and savings accounts.
**	Retail deposits include Core Deposits and certificates of deposits excluding brokered and wholesale certificates of deposits.
***	Financial information as of September 30, 2011 has been derived from audited financial statements.

 Selected Operating Data (in thousands except share and per share data):

	Three Months Ended				Nine Months Ended
	June 30,		March 31,	December 31,	June 30,
	2012	2011	2012	2011	2012	2011

Total Interest Income	$11,805	$11,397	$12,642	$12,500	$36,946	$35,094
Total Interest Expense	2,271	3,244	2,851	3,333	8,455	12,072
Net Interest Income	9,534	8,153	9,791	9,167	28,491	23,022
Provision for Loan Losses on non-covered loans	300	300	300	1,500	2,100	1,400
Provision for Loan Losses on covered loans	75	-	290	600	965	400
Net Interest Income after
Provision for Loan Losses	9,159	7,853	9,201	7,067	25,426	21,222
Noninterest Income	2,929	2,449	2,632	3,816	9,378	7,573
Noninterest Expense	11,506	7,968	10,024	10,264	31,795	26,004
Income before Income Taxes	582	2,334	1,809	619	3,009	2,791

Income Tax Expense (Benefit)	(897)	785	548	131	(219)	715
Net Income	$1,479	$1,549	$1,261	$488	$3,228	$2,076

Earnings per Share – Basic	$0.08	$0.09	$0.07	$0.03	$0.18	$0.11
Earnings per Share – Fully Diluted	0.08	0.09	0.07	0.03	0.18	0.11
Cash Dividends per Share	0.05	0.05	-	0.05	0.10	0.15

Net Charge-offs – Legacy Loans	280	634	595	2,050	2,924	1,837
Deposit Fees	1,713	1,448	1,618	1,724	5,055	4,242
Gain on Sale of Loans	261	127	161	185	608	506

	Three Months Ended				Nine Months Ended
	June 30,		March 31,	December 31,	June 30,
	2012	2011	2012	2011	2012	2011

Return on Equity	4.27%	4.12%	3.68%	1.41%	3.11%	1.70%
Return on Assets	0.57%	0.63%	0.46%	0.17%	0.39%	0.26%
Net Interest Margin	4.33%	4.06%	4.35%	3.94%	4.20%	3.60%
Bank Core Capital Ratio	12.33%	13.16%	11.93%	11.28%	12.33%	13.16%
Bank Total Risk Based Capital	20.86%	26.43%	21.62%	21.59%	20.86%	26.43%
Effective (Benefit) Tax Rate	(154.17%)	33.64%	30.29%	21.07%	(7.27%)	25.62%

Ratios of Non-covered Assets:
Allowance for loan losses as a % of Total Loans	1.94%	2.12%	1.92%	2.05%	1.94%	2.12%
Allowance for loan losses as a % of Nonperforming Loans	143.14%	75.78%	124.34%	96.58%	143.14%	75.78%
Nonperforming Assets as a % of Total Loans and REO	2.13%	3.83%	2.33%	2.82%	2.13%	3.83%
Nonperforming Assets as a % of Total Assets	1.19%	2.28%	1.35%	1.63%	1.19%	1.98%
Net Charge-offs as a % of Average Loans	0.25%	0.57%	0.40%	1.90%	0.71%	0.54%

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